Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-194924, No. 333-180896 and No. 333-187658) and Form S-3 (No. 333-193456) of Splunk Inc. of our report dated March 31, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

PricewaterhouseCoopers LLP
San Jose, California
March 31, 2015